As filed with the Securities and Exchange Commission on February 2, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Liquidia Corporation
(Exact name of registrant as specified in its charter)

Delaware	85-1710962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

419 Davis Drive, Suite 100 Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

liquidia corporation 2020 long-term incentive plan
(Full title of the plan)

Damian deGoa Chief Executive Officer Liquidia Corporation 419 Davis Drive, Suite 100 Morrisville, North Carolina (919) 328-4400	Andrew P. Gilbert DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey (973) 520-2550
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑	Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $0.001 par value per share	1,733,432	$2.7919(2)	$4,839,568.81	$528.00

(1)                1,733,432 shares of common stock, $0.001 par value per share (“Common Stock”), of Liquidia Corporation (the “Registrant”) were automatically added to the shares authorized for issuance under the Liquidia Corporation 2020 Long-Term Incentive Compensation Plan (the “2020 Plan”) on January 1, 2021 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, on January 1 of each year through 2030, the number of shares authorized for issuance under the 2020 Plan is automatically increased by a number equal to four percent of the outstanding shares of Common Stock as of the end of Registrant’s immediately preceding fiscal year, or any lesser number of shares of Common Stock determined by the Board of Directors or Compensation Committee of the Registrant. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of shares of Common Stock which may be offered or sold pursuant to the 2020 Plan by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)                Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq Capital Market on January 29, 2021. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.

(3)                Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 1,733,432 shares of common stock, $0.001 par value per share (the “Common Stock”), of Liquidia Corporation (the “Registrant”) that were added to the shares authorized for issuance under the Liquidia Corporation 2020 Long-Term Incentive Compensation Plan (the “2020 Plan”) for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective.

On November 18, 2020, the Registrant filed the Registration Statement on Form S-8 (File No. 333-250179) with the Securities and Exchange Commission (the “Commission”) to register, in addition to an aggregate of 2,627,791 shares of Common Stock underlying outstanding stock options and restricted stock units issued under the Company’s legacy equity incentive plans which were assumed under the 2020 Plan, 1,700,000 shares of Common Stock that were authorized for issuance under the 2020 Plan (the “Prior Registration Statement”). Upon the effectiveness of this Registration Statement, an aggregate of 3,433,432 shares of Common Stock will be registered for issuance from time to time under the 2020 Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statement are presented herein.

INCORPORATION BY REFERENCE

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement, with respect to securities offered pursuant to the 2020 Plan, are hereby incorporated by reference.

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated herein by reference:

(a)	The Registrant’s Current Report on Form 8-K12B filed with the Commission on November 18, 2020, including the description of Common Stock contained therein, including any amendments or reports filed for the purpose of updating such description;

(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on November 25, 2020, December 1, 2020, December 16, 2020, December 31, 2020, January 8, 2021 and January 14, 2021;

(c)	Liquidia Technologies, Inc.’s (“Liquidia Technologies”) Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 16, 2020;

(d)	Liquidia Technologies’ Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2020;

(e)	Liquidia Technologies’ Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 11, 2020, August 10, 2020 and November 6, 2020, respectively; and

(f)	Liquidia Technologies’ Current Reports on Form 8-K filed with the Commission on January 27, 2020, March 20, 2020, March 30, 2020, April 8, 2020, April 13, 2020, April 30, 2020, May 18, 2020, June 5, 2020, June 19, 2020, June 29, 2020, July 2, 2020, July 24, 2020, August 20, 2020, October 14, 2020, October 19, 2020, November 2, 2020, November 16, 2020 and November 18, 2020.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Certificate of Incorporation of Liquidia Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

4.2	Bylaws of Liquidia Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

4.3	Form of Specimen Common Stock Certificate of Liquidia Corporation (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of PricewaterhouseCoopers LLP, independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Liquidia Corporation 2020 Long-Term Incentive Plan, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on February 2, 2021.

LIQUIDIA CORPORATION

By:	/s/ Damian deGoa
Name: Damian deGoa
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Damian deGoa and Michael Kaseta his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Damian deGoa	Chief Executive Officer and Director	February 2, 2021
Damian deGoa	(Principal Executive Officer)
/s/ Michael Kaseta	Chief Financial Officer	February 2, 2021
Michael Kaseta	(Principal Financial Officer and Principal Accounting Officer)
/s/ Dr. Stephen Bloch	Chairman of the Board of Directors	February 2, 2021
Dr. Stephen Bloch /s/ Katherine Rielly-Gauvin	Director	February 2, 2021
Katherine Rielly-Gauvin
/s/ Dr. Joanna Horobin	Director	February 2, 2021
Dr. Joanna Horobin
/s/ Roger A. Jeffs, Ph.D.	Director	February 2, 2021
Roger A. Jeffs, Ph.D.
/s/ Arthur Kirsch	Director	February 2, 2021
Arthur Kirsch
/s/ Paul B. Manning	Director	February 2, 2021
Paul B. Manning
/s/ Raman Singh	Director	February 2, 2021
Raman Singh